Exhibit 99.1

Nova LifeStyle, Inc. ("Nova") Announces Primary Terms of the Acquisition of the Bright Swallow International Group

LOS ANGELES, March 20, 2013 /PRNewswire/ -- Nova LifeStyle, Inc. (STVS), announced today the primary terms of its acquisition of Bright Swallow International Group Limited. ("Bright Swallow"). Nova has assumed primary management for the operation of Bright Swallow and under the terms all issued and outstanding shares of Bright Swallow will be transferred to Nova by Bright Swallow's sole owner Mr. Zhu Wei. The purchase price is $6.5 million in cash; and Nova previously paid $3 million as a refundable deposit; the remainder of the purchase price will be paid upon completion of all aspects of the transfer of ownership which the parties are in the process of finalizing and anticipate it will be completed at the end of March or in early April.

About Nova LifeStyle, Inc.

Nova LifeStyle, Inc., a U.S. company headquartered in California, is a fast growing, innovative designer and manufacturer of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, bedrooms, and accessories in matching collections. Nova's products are made in the US, Europe, and Asia and include LifeStyle brands such as Diamond Sofa (www.diamondsofa.com), Colorful World, and Giorgio Mobili. Nova's products feature urban contemporary styles with comfort and functionality incorporating upscale luxury designs appealing to LifeStyle-conscious middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. To learn more about Nova LifeStyle, Inc., please visit www.novaLifeStyle.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.

Corporate Contact:
Tawny Lam, President
Nova LifeStyle, Inc.
Tel: (323) 888-9999
Email: info@novalifeStyle.com

Brett Roper, IR Services and Support
Nova LifeStyle, Inc.
Tel: (323) 888-9999
Email: broper@novalifeStyle.com